Exhibit 99.2

Contacts:

Ami Knoefler Corporate and Investor Relations (510) 284-8851 aknoefler@pdl.com	Jean Suzuki Product Communications (510) 574-1550 jsuzuki@pdl.com

Protein Design Labs Becomes PDL BioPharma

— Company to Update Progress and Unveil “Vision 2010” at JPMorgan 24th Annual Healthcare Conference —

Fremont, Calif., January 9, 2006—Protein Design Labs, Inc. (NASDAQ: PDLI) announced that effective today the company will be known as PDL BioPharma, Inc. to better reflect its status as a commercial company focused on discovering, developing and marketing innovative therapies for severe or life threatening illnesses. The company will continue to be traded on the NASDAQ stock market under the ticker symbol PDLI.

“Over the last several years, we have fundamentally changed the company through accomplishments aimed at accelerated commercial capabilities. As a result, we are now a hospital-focused, fully-integrated biopharmaceutical company with multiple marketed products, important royalty-bearing agreements based on our humanized antibody platform and a diverse later-stage product pipeline focused primarily on acute and life threatening diseases,” said Mark McDade, Chief Executive Officer, PDL BioPharma. “We believe we are well positioned to bring novel therapies to patients in need, and expect to perform on a high growth pace over the next five years. Importantly, we also expect to be cash flow positive on a full-year basis for 2006.

The transition to the new name coincides with the integration of ESP Pharma, Inc. into PDL BioPharma. ESP Pharma had been operating as a wholly-owned subsidiary of Protein Design Labs since its acquisition in the first quarter of 2005. The ESP Pharma acquisition enabled PDL to reach its commercialization goal two years ahead of schedule. The company now markets Cardene® IV (nicardipine hydrochloride) for short-term treatment of hypertension when oral therapy is not feasible or desirable, Retavase® (reteplase) for acute myocardial infarction (AMI), and IV Busulfex® (busulfan), a pre-conditioning agent used in connection with bone marrow transplantation in chronic myelogenous leukemia. PDL has grown its hospital-focused sales and operations team in North America to approximately 125 people, an increase of about 40 sales representatives, since the March 2005 acquisition.

Later this week, PDL BioPharma also will be introducing “Vision 2010,” a five-year strategic plan to achieve continued growth. CEO Mark McDade will discuss “Vision 2010” on January 11 during his presentation at the JPMorgan 24th Annual Healthcare Conference in San Francisco.

About PDL BioPharma

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life threatening illnesses. The company currently markets and sells a portfolio of leading products in the acute-care hospital setting in the United States and Canada and generates royalties through licensing agreements with top-tier biotechnology and pharmaceutical companies based on its pioneering humanized antibody technology. Currently, PDL BioPharma’s diverse late-stage product pipeline includes six investigational compounds in Phase 2 or Phase 3 clinical development for hepatorenal syndrome, inflammation and autoimmune diseases, cardiovascular disorders and cancer. For more information, go to www.pdl.com.

The information in this press release should be considered accurate only as of the date of the release. PDL has no intention of updating and specifically disclaims any duty to update the information in this press release. This press release contains forward-looking statements involving risks and uncertainties, including statements regarding growth and cash flow, and PDL’s actual results may differ materially from those in the forward-looking statements. Factors that may cause such differences include actual outcomes of product development programs, competitive developments and the company’s ability to achieve product sales objective, and other factors discussed in PDL’s filings with the Securities and Exchange Commission.

PDL BioPharma, the PDL BioPharma logo, Retavase and Busulfex are considered trademarks of PDL BioPharma, Inc. Cardene is a registered trademark of Hoffmann-La Roche.

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